Exhibit 7

AMENDMENT NO. 1 TO
FOURTH AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT No. 1, dated as of May 22, 2003, to the Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000 (the “Rights Agreement”), between Adobe Systems Incorporated, a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

1.             The last sentence of the present Section 27 shall be amended and restated in its entirety to read as follows:

“Notwithstanding anything in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Rights Agreement will be effective against the Rights Agent without the execution of such supplement or amendment by the Rights Agent.”

2.             The text of the present Section 29 shall be amended by adding new paragraphs at the end thereof as follows:

“It is understood that the TIDE Committee (as described below) of the Board of Directors of the Company shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the interests of the Company, its stockholders and any other relevant constituencies of the Company, at least once every three years, or sooner than that if any Person shall have made a proposal to the Company or its stockholders, or taken any other action that, if effective could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances.  Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed.  The TIDE Committee shall be comprised of members of the Nominating and Governance Committee of the Board of Directors who are not, and have never been, officers, employees or Affiliates of the Company or any of its subsidiaries, and who are selected by the Nominating and Governance Committee of the Board of Directors, and may be the full Nominating and Governance Committee of the Board of Directors so long as all of its members are not, and have never been, officers, employees or Affiliates of the Company or any of its subsidiaries.

The TIDE Committee shall have the power to set its own agenda and to retain at the expense of the Company its choice of legal counsel, investment bankers and other advisors.  The TIDE Committee shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether to maintain or modify the Agreement or redeem the Rights.”

3.             The text of the present paragraph captioned “Term” in Exhibit B to the Rights Agreement shall be amended and restated in its entirety to read as follows:

“Term:                                                         The Rights will expire on July 23, 2010, unless earlier redeemed by the Company as described below.”

4.             The text of the present Exhibit C to the Rights Agreement shall be amended and restated in its entirety to read as set forth on Annex I attached hereto.

5.             The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

6.             The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the date first above written, by their respective officers thereunto duly authorized.

ATTEST:			ADOBE SYSTEMS INCORPORATED

By:	/s/ Cheryl House		By:	/s/ Karen O. Cottle
	Name:	Cheryl House		Name:	Karen O. Cottle
	Title:	Senior Corporate Counsel		Title:	Senior Vice President, General Counsel and Secretary

ATTEST:			COMPUTERSHARE INVESTOR SERVICES, LLC, as Rights Agent

By:	/s/ Pamela M. Eng		By:	/s/ Charles V. Zade
	Name:	Pamela M. Eng		Name:	Charles V. Zade
	Title:	Senior Relationship Manager		Title:	Relationship Manager

ANNEX I

EXHIBIT C

CERTIFICATE OF DESIGNATION

OF THE VOTING POWERS, DESIGNATION,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS OF THE

SERIES A PREFERRED STOCK

The Series A Preferred Stock, par value $.0001 per share, of Adobe Systems Incorporated shall have the following voting powers, designation, relative, participating, optional and other special rights, preferences and qualifications, limitations and restrictions:

Section 1.               Designation and Amount.  The shares of such series shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 200,000, each having a par value of one-hundredth of one cent ($0.0001).

Section 2.               Dividends and Distributions.  (A)  Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of preferred stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1,000) of a share (a “Unit”) of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series A Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock.  In the event that the Corporation shall at any time after July 1, 2000 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then, in each such case, the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on Units of Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per Unit on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such Unit of Series A Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on Units of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a unit-by-unit basis among all Units of Series A Preferred Stock at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of Units of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.               Voting Rights.  The holders of Units of Series A Preferred Stock shall have the following voting rights:

(A)          Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein or by law, the holders of Units of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)           (i)            If at any time dividends on any Units of Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, then during the period (a “default period”) from the occurrence of such event until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Units of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment, all holders of Units of Series A Preferred Stock, voting separately as a class, shall have the right to elect two Directors.

(ii)           During any default period, such voting rights of the holders of Units of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting rights nor any right of the holders of Units of Series A Preferred Stock to increase, in certain cases, the authorized number of Directors may be exercised at any meeting unless one-third of the outstanding Units of Preferred Stock shall be present at such meeting in person or by proxy.  The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Units of Series A Preferred Stock of such rights.  At any meeting at which the holders of Units of Series A Preferred Stock shall exercise such voting rights initially during an existing default period, they shall have the right, voting separately as a class, to elect Directors to fill up to two vacancies in the Board of Directors, if any such vacancies may then exist, or, if such right is exercised at an annual meeting, to elect two Directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number.  After the holders of Units of Series A Preferred Stock shall have exercised their right to elect Directors during any default period, the number of Directors shall not be increased or decreased except as approved by a vote of the holders of Units of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series A Preferred Stock.

(iii)          Unless the holders of Series A Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 25% of the total number of the Units of Series A Preferred Stock outstanding may request, the calling of a special meeting of the holders of Units of Series A Preferred Stock, which meeting shall thereupon be called by the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Units of Series A Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Units of Series A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.  Such meeting shall be called for a time not earlier than 20 days and not later then 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 25% of the total number of outstanding Units of Series A Preferred Stock.  Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)          During any default period, the holders of shares of Common Stock and Units of Series A Preferred Stock, and other classes or series of stock of the Corporation, if applicable, shall continue to be entitled to elect all the Directors until holders of the Units of Series A Preferred Stock shall have exercised their right to elect two Directors voting as a separate class, after the exercise of which right (x) the Directors so elected by the holders of Units of Series A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock which elected the Director whose office shall have become vacant.  References in this paragraph (C) to Directors elected by the holders of a particular class of capital stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)           Immediately upon the expiration of a default period, (x) the right of the holders of Units of Series A Preferred Stock as a separate class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Units of Series A Preferred Stock as a separate class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate or by-laws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(vi)          The provisions of this paragraph (C) shall govern the election of Directors by holders of Units of Preferred Stock during any default period notwithstanding any provisions of the Certificate to the contrary, including, without limitation, the provisions of Article V of the Certificate.

(D)          Except as set forth herein, holders of Units of Series A Preferred Stock shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

Section 4.               Certain Restrictions.  (A)  Whenever quarterly dividends or other dividends or distributions payable on Units of Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Preferred Stock shall have been paid in full, the Corporation shall not

(i)            declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

(ii)           declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii)          redeem or purchase or otherwise acquire for consideration shares of any parity stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock;

(iv)          purchase or otherwise acquire for consideration any Units of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.               Reacquired Shares.  Any Units of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.               Liquidation, Dissolution or Winding Up.  (A)  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(B)           In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of

Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.               Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.               Redemption.  The Units of Series A Preferred Stock shall not be redeemable.

Section 9.               Ranking.  The Units of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

Section 10.             Amendment.  The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporations in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

Section 11.             Fractional Shares.  The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

Section 12.             Certain Definitions.  As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

(A)          The term “Common Stock” shall mean the class of stock designated as the common stock, par value $.0001 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of such common stock.

(B)           The term “junior stock” (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(C)           The term “parity stock” (i) as used in Section 4, shall mean any class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series A Preferred Stock as to the payment of dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.